Exhibit 99.1
NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext. 1331
TreeHouse Foods, Inc. Reports Third Quarter Results
HIGHLIGHTS
•	Net sales grow 37.7% year-over-year

•	Reported earnings per share of $0.35; $0.41 excluding unusual items

•	Adjusted EBITDA grows 18.7% to $40.1 million

•	SG&A as percentage of revenue down from 12.9% to 12.0%

•	Debt reduced $36.6 million in the quarter
Westchester, IL, November 3, 2008 — TreeHouse Foods, Inc. (NYSE: THS) today reported a 37.7% increase in third quarter net sales to $374.6 million. Sales before acquisitions grew 8.9% compared to last year. Net income per fully diluted share increased to $0.35 compared to $0.34 last year. Adjusted earnings per share, excluding unusual items, was $0.41 per fully diluted share, an increase of 20.6% from last year’s adjusted earnings per share of $0.34.
Reported net income was $11.1 million or $0.35 per share compared to net income of $10.6 million or $0.34 per share for the same quarter last year. This year’s results included costs associated with the previously announced closing of the Portland, Oregon pickle plant, integration costs associated with the E.D. Smith acquisition and a non-cash exchange loss on Canadian denominated intercompany debt. Excluding these unusual items, earnings per share would have been $0.41, a 20.6% increase over last year’s adjusted earnings of $0.34. The following table reconciles the reported earnings per share to adjusted earnings per share excluding unusual items.
ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
	(unaudited)		(unaudited)
EPS as reported	$0.35	$0.34	$0.68	$0.88
Plant closing costs	0.02		0.29
Integration costs	0.01		0.02
Loss on intercompany note translation	0.03		0.06
Non-cash adjustment to value of license and other			0.02

Adjusted EPS	$0.41	$0.34	$1.07	$0.88

Adjusted operating earnings before interest, taxes, depreciation, amortization and unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, on the attached schedule) increased 18.7% to $40.1 million in the third quarter compared to $33.8 million in the same period last year. The increase is due primarily to the addition of the E.D. Smith acquisition. The adjusted EBITDA growth of 18.7% lagged the 37.7% year-over-year growth in total revenues due to lower margins resulting from higher commodity and energy costs.
Net sales for the quarter totaled $374.6 million, an increase of 37.7% over the third quarter of 2007 due primarily to the acquisition of E.D. Smith. Excluding the acquisition, sales increased 8.9% due to a combination of increased prices and retail volume gains in soup, salsa and non-dairy powdered creamers. Gross margins for the quarter decreased from 21.6% to 19.5% due to higher input costs and energy-related costs that were not fully recovered in the quarter. On a sequential basis, the 2008 third quarter margins increased 85 basis points from the second quarter of 2008 as pricing programs were more fully realized in the quarter.
Selling, distribution, general and administrative expenses were $45.0 million for the quarter, an increase from $35.2 million in the third quarter of 2007. The increase was due to the growth of the Company from new acquisitions in 2007. Selling, distribution, general and administrative expenses as a percent of sales improved to 12.0% in the quarter compared to 12.9% last year as we continued to realize synergies from acquired companies.
Other operating expense includes $0.7 million in the quarter for costs associated with the previously announced closure of the Portland, Oregon pickle plant. Amortization expense includes the costs of trademarks, trade names and other amortizable intangible costs. The increase in amortization expense for the quarter of $1.7 million was due principally to the E.D. Smith acquisition.
Interest expense in the quarter was $6.5 million compared to $5.0 million last year due to higher bank debt used to fund the 2007 acquisition of E.D. Smith. Compared to this year’s second quarter, interest expense was down from $7.6 million due to lower average outstanding debt resulting from the Company’s working capital efficiency programs. The effective income tax rate of 29.9% in the third quarter was significantly lower than last year’s rate of 37.6%. The lower effective tax rate is due to the financing structure established for the E.D. Smith Canadian and U.S. businesses. The third quarter effective tax rate is consistent with the year to date effective tax rate of 29.7%.
Working capital efficiency programs were initiated during the summer in order to improve operating efficiency. Inventory values have decreased 3.2% from the beginning of year, despite September 30 being the seasonal high point for inventory. Cash and asset management programs resulted in debt levels decreasing by $36.6 million compared to an increase in debt of $32.0 million in the third quarter last year. Total debt at the end of the quarter was $551.8 million.
The Company also entered into a $200.0 million long term interest rate swap agreement with a forward starting effective date of November 19, 2008 in order to lock into a fixed LIBOR interest rate base. Under the terms of agreement, $200.0 million in floating rate debt will be swapped for a fixed 2.90% interest base rate for a period of 24 months, amortizing to $50.0 million for an additional nine months at the same 2.9% interest rate. Under the terms of the Company’s revolving credit agreement, this will result in an all in borrowing cost on the swapped principal being no more than 3.8% during the life of the swap agreement.
“Our top line performance was very good, driven by volume gains in our key categories of soup, salsa, non-dairy creamers and salad dressings. Although our gross margins were down from last year, we saw an 85 basis point improvement from last quarter as our pricing programs were more fully realized. In addition, we increased our emphasis on working capital improvements, and improved our quarterly free cash flow used to pay down debt by $68.6 million compared to last year’s third quarter,” commented Chairman of the Board and Chief Executive Officer, Mr. Sam K. Reed.

SEGMENT RESULTS
The Company has identified three reportable segments:
1.	North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada. These products include pickles, peppers, relishes, condensed and ready to serve soup, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamer, salsa, aseptic products and baby food.

2.	Food Away From Home – This segment sells to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.	Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including for repackaging in portion control packages and for use as an ingredient by other food manufacturers. Export sales are primarily to industrial customers.
The direct operating income for our segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, brokerage fees as well as direct selling and marketing expenses. General sales and administrative expenses, including restructuring charges, are not allocated to our business segments as these costs are managed at the corporate level.
North American Retail Grocery net sales for the third quarter increased by 52.0% from $145.9 million to $221.8 million compared to the same quarter last year primarily due to the acquisition of E.D. Smith. Excluding the acquisition, net sales increased 3.3% as increased pricing more than offset volume declines resulting from lower sales of branded baby food and discontinuation of unprofitable pickle volume. Offsetting these decreases were increased unit sales of soup, salsa and non-dairy powdered creamer. Direct operating income as a percent of sales declined from 14.5% to 12.9% due to significant input cost increases in 2008. On a sequential basis, direct operating income improved by 170 basis points from the second quarter of 2008 due to the timing of price increases.
Food Away From Home segment sales increased by 17.4% from $65.7 million to $77.2 million compared to the same quarter last year due to the acquisition of E.D. Smith. Excluding acquisitions, sales grew 6.5% as increased pricing more than offset the loss of several lower margin customers. Overall direct operating income percentage decreased slightly to 10.6% of revenue from 11.6% last year due to higher input costs this year. On a sequential basis, direct operating income was down 60 basis points from the second quarter due to an unfavorable mix of sales of lower margin sales.
Industrial and Export segment sales increased 25.4% from $60.3 million last year to $75.6 million this year due to a combination of increased volume of co-packed products and higher prices. Although pricing was taken in all areas, the sales mix shift to lower margin co-pack sales combined with higher fuel costs caused direct operating income to decrease to 10.8% of net sales from 14.1% last year.
PLANT CLOSURE
The Company also announced today its intention to close its Cambridge, Ontario salad dressing manufacturing operation in 2009. The plant which was opened in 2003 occupies a leased facility in Cambridge and has 85 employees at that location. Production will be moved to the Company’s other facilities in Ontario and the U.S. The closure costs were included as costs of the acquisition of E.D. Smith and are therefore not expected to negatively affect earnings in 2009.

OUTLOOK FOR THE REMAINDER OF 2008
“We are increasingly optimistic about the fundamentals of the food business in general, and private label in particular, and expect that our organic growth will continue to show consistent increases over the remainder of the year and into 2009,” said Reed. “In these challenging economic times we have refocused our internal efforts on cash and working capital management, and have taken actions in the third quarter to reduce inventories and drive incremental cash flow. These actions resulted in meaningful reductions in inventory, bank debt and related interest costs. As a result of our proactive decision to reduce inventories, we will see a roll-out of unfavorable manufacturing variances in the fourth quarter of 2008. We estimate that these variances will have a one-time effect of $0.05 per share next quarter. Excluding the effect of these variances, fourth quarter adjusted earnings should be in the range of $0.48 to $0.50 per fully diluted share. We expect sales and margin trends to be in line with our previous expectations. Therefore our full year adjusted earnings per share will still be within the guidance range we have used throughout 2008.”
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by our management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. A full reconciliation table between earnings for the three and nine month periods ended September 30, 2008 and September 30, 2007 calculated according to GAAP and Adjusted EBITDA is attached.
CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s financial results will be held at 5:00 p.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2007 and its subsequent quarterly reports discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Net sales	$374,576	$271,951	$1,102,568	$786,966
Cost of sales	301,416	213,219	890,390	622,538

Gross profit	73,160	58,732	212,178	164,428
Operating expenses:
Selling and distribution	29,060	21,459	86,672	64,408
General and administrative	15,959	13,716	46,961	39,338
Other operating (income) expense — net	722	2	12,572	(309)
Amortization expense	3,331	1,616	10,346	3,926

Total operating expenses	49,072	36,793	156,551	107,363

Operating income	24,088	21,939	55,627	57,065
Other expense:
Interest expense	6,493	4,998	21,785	12,850
Interest income	—	(7)	(107)	(58)
Loss (gain) on foreign currency exchange	1,869	—	3,724	—
Other	(87)	—	(268)	—

Total other expense	8,275	4,991	25,134	12,792

Income from continuing operations before income taxes	15,813	16,948	30,493	44,273
Income taxes	4,733	6,380	9,060	16,899

Income from continuing operations	11,080	10,568	21,433	27,374

Loss from discontinued operations, net of tax	—	—	—	30

Net income	$11,080	$10,568	$21,433	$27,344

Weighted average common shares:
Basic	31,397	31,202	31,281	31,202
Diluted	31,514	31,290	31,399	31,305
Basic earnings per common share:
Income from continuing operations	$0.35	$0.34	$0.69	$0.88
Loss from discontinued operations, net of tax	—	—	—	—

Net income	$0.35	$0.34	$0.69	$0.88

Diluted earnings per common share:
Income from continuing operations	$0.35	$0.34	$0.68	$0.87
Loss from discontinued operations, net of tax	—	—	—	—

Net income	$0.35	$0.34	$0.68	$0.87

Supplemental Information:
Depreciation and Amortization	11,574	8,439	35,506	24,292
Expense under FAS123R, before tax	3,414	3,432	8,795	10,221

Segment Information:
North American Retail
Net Sales	221,814	145,936	664,334	430,735
Direct Operating Income	28,713	21,088	79,258	57,420
Direct Operating Income Percent	12.9%	14.5%	11.9%	13.3%

Food Away From Home
Net Sales	77,189	65,736	224,756	184,940
Direct Operating Income	8,200	7,647	24,335	20,924
Direct Operating Income Percent	10.6%	11.6%	10.8%	11.3%

Industrial and Export
Net Sales	75,573	60,279	213,478	171,291
Direct Operating Income	8,189	8,499	24,602	22,186
Direct Operating Income Percent	10.8%	14.1%	11.5%	13.0%

The following table reconciles our net income to adjusted EBITDA for the months ended September 30, 2008 and 2007:
TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED INCOME TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Net income as reported	$11,080	$10,568	$21,433	$27,344
Interest expense	6,493	4,998	21,785	12,850
Interest income	—	(7)	(107)	(58)
Income taxes	4,733	6,380	9,060	16,899
Discontinued operations	—	—	—	35
Depreciation and amortization	11,574	8,439	35,506	24,292
Stock option expense	3,414	3,432	8,795	10,221
Loss on currency translation	1,869		3,518
Acquisition integration expenses	234		508
Plant shut-down costs, asset sales and purchase accounting	722	2	12,086	(274)

Adjusted EBITDA	$40,119	$33,812	$112,584	$91,309